Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to Form S-3 Registration Statement (Form S-3 No. 333-185991) and related Prospectus of Athersys, Inc. for the registration of common stock and warrants and to the incorporation by reference therein of our report dated March 13, 2014, with respect to the consolidated financial statements and schedule of Athersys, Inc. and the effectiveness of internal control over financial reporting of Athersys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

January 28, 2015